As of September 30, 2017, the following persons or entities no longer own more than 25% of a fund's voting security.


Turner Midcap Growth, Inst'l Class
Charles Schwab					 0.00%

Turner Midcap Growth, Investor Class
Charles Schwab					 0.00%

Turner Midcap Growth, Retirement Class
Wells Fargo Bank				 0.00%

Turner Small Capp Growth, Investor Class
Charles Schwab					 0.00%

Turner Titan Long/Short Fund, Investor Class
National Finanical Services			 0.00%

Turner Titan Long/Short Fund, Class C
UBS WM USA					 0.00%